Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE RECEIVES NOTICE REGARDING NYSE LISTING

SEPTEMBER 27, 2011 - DALLAS, TEXAS — Reddy Ice Holdings, Inc. (NYSE:FRZ) (“Reddy Ice” or the “Company”) announced today that the Company had been notified by NYSE Regulations, Inc. that it is not in compliance with one of the continued listing standards of the New York Stock Exchange (the “NYSE”).

Reddy Ice is considered below the continued listing criteria established by the NYSE because the Company’s total market capitalization has been less than $50 million over a consecutive 30 trading-day period and its last reported shareholders’ equity was less than $50 million.

In accordance with NYSE procedures, Reddy Ice has 45 days from the receipt of the notice to submit a plan to the NYSE demonstrating how it intends to comply with the NYSE’s continued listing standards within 18 months.  Upon receipt of the Company’s plan, the NYSE will review and determine whether the Company has made a reasonable demonstration of its ability to come into conformity with the relevant standards within the 18 month period.  The NYSE will either accept the plan, at which time the Company will be subject to ongoing monitoring for compliance with this plan, or the NYSE will not accept the plan and the Company will be subject to suspension and delisting proceedings.  As required by the NYSE’s rules, the Company plans to notify the NYSE within 10 days of receipt of the non-compliance notice of the Company’s intent to submit a plan to remedy its non-compliance.

The Company’s common stock remains listed on the NYSE under the symbol “FRZ,” but will be assigned a “.BC” indicator by the NYSE to signify that the Company is not currently in compliance with the NYSE’s continued listing standards.  The Company is required to maintain compliance with other applicable NYSE continued listing requirements, including the minimum global market capitalization standard, which requires the Company to maintain an average global market capitalization of at least $15 million over a consecutive 30 trading-day period.  Failure to maintain compliance with this requirement would result in the NYSE promptly initiating suspension and delisting procedures.  On September 26, 2011, Reddy Ice’s common stock had a closing price of $1.63 per share, equating to a market capitalization of approximately $38.1 million.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States.  With approximately 1,500 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 34 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions.  Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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